CONSENT OF EXPERT

August 21, 2014

United States Securities and Exchange Commission

Ladies and Gentlemen,

Re:	Registration Statement on Form S-3 (the "Registration Statement") of Golden Queen Mining Co. Ltd. (the "Company").

I hereby consent to the use of and reference to the name Maxit Capital LP and to the use of the information contained in the valuation and fairness opinion, each dated effective June 7, 2014, prepared by Maxit Capital LP in connection with the Joint Venture, in the Registration Statement, and the documents incorporated by reference therein, and any amendments to the Registration Statement, including post-effective amendments, filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

Sincerely,
Maxit Capital LP
/s/ Maxit Capital LP
By:	Bob Sangha
Its:	Chief Executive Officer